                   IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST
                                      NO. 2
                                       OF
                             HAL KRISBERGH, SETTLOR

     I, HAL KRISBERGH, of Montgomery County, Pennsylvania, intending to create an irrevocable trust for the uses and purposes set forth herein, with myself and HENRY MISHEL as the initial Trustees, and to transfer to the Trustees the property listed in Schedule "A" annexed hereto, hereby direct the Trustees and any additional or successor Trustee or Trustees (the "Trustees") to hold the property so transferred on the following terms:

I. GRANTOR RETAINED ANNUITY TRUST


     The Trustees shall hold the initial principal in a Grantor Retained Annuity Trust to be administered as follows:

     (A) Until the termination of the trust as provided in paragraph (C) below, for each taxable year of the trust, subject to the modifications set forth below, the Trustees shall pay to me, during my life, or to my estate, if I have died, from trust income and to the extent income is insufficient from trust principal in cash or in kind (or some of each), an annuity amount equal to 24.85% of the initial net fair market value of the trust as finally determined for federal tax purposes.

     (B) The following additional provisions shall apply to the administration of this Trust:

        (1) TIMING OF PAYMENTS. The annuity amount for each year of the trust shall be paid no later than the day before the anniversary of the date of the creation of this trust.

        (2) ADJUSTMENT FOR ERRONEOUS PAYMENT DUE TO INCORRECT VALUATION. If the initial net fair market value of the trust assets is determined incorrectly by the Trustees, then within a reasonable period after the final determination of the correct value for federal tax purposes, the Trustees shall pay to me in the case of an undervaluation, or shall receive from me in the case of an overvaluation, an amount equal to the difference between the annuity amount properly payable and the annuity amount actually paid.

        (3) NO OTHER PAYMENTS PRIOR TO TERMINATION. No payment of income or principal may be made to or for the benefit of any person other than me prior to the termination of the trust hereunder, as provided in paragraph (C) of this Section.

        (4) EXCESS INCOME. Any income of the trust in excess of the amount required to be paid to me under this Section shall be added to principal.

        (5) NO COMMUTATION OF MY ANNUITY. Notwithstanding any provisions in this Deed to the contrary, commutation of my annuity interest under this Section is prohibited.

        (6) NO ADDITIONS. No additional transfers may be made to this trust after the initial transfer to it. If, notwithstanding this prohibition, I or anyone else makes any direct or indirect transfer to this trust other than the initial transfer to this trust, the Trustees shall promptly return to the transferor the property that was the subject of the transfer or an amount equal to the fair market value of the transfer.

        (7) NO ISSUANCE OF NOTES OR SIMILAR INSTRUMENTS TO SATISFY ANNUITY INTEREST. The Trustees may not, directly or indirectly, issue a note, other debt instrument, option or other similar financial arrangement in satisfaction of any annuity amount payable hereunder.

     (C) This trust shall terminate on the day before the fifth anniversary of the date of the creation of this trust (the "Termination"). Upon Termination, all assets of the trust (both income and principal), other than any amount due me (which amount shall be paid to me or to my estate, as the case may be), shall be divided into as many shares as I shall have children then living, each share to be paid to the Trustees of THE HAL KRISBERGH 2000 TRUST FOR CHILDREN executed April 18, 2000, of which HENRY MISHEL is the initial trustee, and added to the trust for that child.


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                                  II. TRUSTEES


     (A) The individual Trustee or Trustees from time to time acting hereunder may (by unanimous agreement, if there is more than one) at any time appoint one or more additional Trustees on such terms as to compensation and tenure as they may agree.

     (B) If any Trustee fails to qualify or ceases to act during my lifetime, I reserve the right to appoint a successor Trustee. This reserved right shall lapse at any time that I am incapacitated. Subject to my reserved right to appoint a successor Trustee pursuant to this paragraph, each individual Trustee acting hereunder (however appointed) shall have the right to appoint his or her successor, with one or more alternates in a specified order of priority. Thereafter, if the Trustee for any reason ceases to act, the first such designated successor who can and will act shall be the successor Trustee. Any Trustee may from time to time alter his or her designation before it takes effect, and the designation by a successor Trustee acting hereunder shall supersede any designation of alternates made by a prior Trustee. If any Trustee fails to qualify or ceases to act without having effectively designated his or her successor, the successor shall be such person as the other then acting Trustee or trustees may appoint. It is not my intention that there must be an Independent Trustee acting hereunder at all times, but the discretions and powers herein reserved to the Independent Trustee may not be exercised at any time that there is no such Independent Trustee then acting.

     (C) Each Trustee acting hereunder may resign at any time without court approval, provided that a co-Trustee is then serving or that a successor has been appointed and is able and willing to serve. Any Trustee who becomes incapacitated shall be deemed to have resigned. For this purpose a person shall be considered "incapacitated" if he or she has been adjudicated incapacitated or incompetent or if two licensed physicians certify in writing that such person is unable properly to manage his or her affairs.

     (D) Any appointment, resignation or other action affecting the identity of the Trustees hereunder shall be made by written instrument.



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

     (E) No bond or security shall be required in any jurisdiction from any Trustee hereunder.

     (F) My corporate trustee shall be entitled to compensation for its services hereunder in accordance with a fee agreement between it and me. In the absence of such a fee agreement made by me during my lifetime, my individual Trustees shall have the right to make agreements with any corporate Trustee regarding any compensation to be paid for its services hereunder, and any such agreement shall be as effective as if made by me. In the absence of an agreement with my individual Trustees, the corporate Trustee shall receive payment for its services in accordance with its schedule of rates in effect at the time such compensation becomes payable, without reduction, except to the extent required by applicable law, for any other fees or other compensation paid to the corporate trustee or an Affiliated Entity, including, but not limited to, such fees or other compensation paid by any mutual fund, unit investment trust or other investment vehicle, or an agent. Such compensation shall be in addition to any compensation paid to any individual Trustee.

     (G) I am aware that the relative skills of fiduciaries can change over time. Accordingly, I wish to allow for the possibility of change. Therefore, my individual Trustee or Trustees may remove any corporate Trustee acting with respect to such trust, and to substitute in its place an individual who, or a bank or trust company that, is not related or subordinate (within the meaning of ss.672(c) of the Internal Revenue Code) to me.

                              III. TRUSTEE POWERS

     Any power or discretion conferred on the Trustees hereunder (whether under this Section or otherwise) may be exercised without court approval. In addition to all powers conferred elsewhere in this Deed or by law I authorize the
Trustees:

          (1) To buy and to retain all forms of real and personal property, without regard to any limitation imposed by law on investments by Trustees (including, without limitation, securities owned, issued or underwritten by any corporate Trustee or its affiliate, or secured, supported or otherwise enhanced by a


                                      -4-
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     letter of credit of such corporate Trustee or its affiliate); and to carry investments in bearer form or in the name of a nominee;

          (2) To compromise claims;

          (3) To sell at public or private sale; to exchange, to encumber or to lease, for any period of time, any real or personal property; and to give options to buy or lease;

          (4) Except as provided in subparagraph (B)(7) of Section I, to borrow money and to mortgage or pledge any property;

          (5) To allocate receipts and expenses to principal or income or partly to each, as the Independent Trustee may from time to time think proper when advised by counsel that the law concerning such allocation is uncertain in the particular circumstances;

          (6) To employ at the expense of the trust custodians for trust assets and investment or business advisers, without reducing the compensation payable to any individual Trustee;

          (7) To employ at the expense of the trust qualified experts to inspect and assess the environmental or similar risks in connection with any real property owned or proposed to be acquired by the trust, without reducing the compensation payable to any Trustee;

          (8) To delegate ministerial or discretionary duties to any Trustee acting hereunder, or to an Affiliated Entity, provided the delegation is revocable and that duties exercisable only by the Independent Trustees may be delegated only to independent Trustees;

          (9) To make any distribution or pay any pecuniary amount in cash or in kind; and to make non-pro-rata distributions to or among any beneficiaries or trusts;

          (10) To make federal or state estimated income tax payments in such amounts as the Trustees may determine, without liability (whether for interest or penalties or otherwise) for any underpayment or overpayment of such taxes;

          (11) To sell to, buy from, or otherwise deal with any Trustee hereunder, any affiliate of a Trustee or any firm with which an individual Trustee may be associated, on terms that are no less favorable to the trust than would be available in an arm's length transaction.



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

               IV. SPECIAL PROVISIONS REGARDING CORPORATE TRUSTEE

     (A) If Merrill Lynch Trust Company, FSB or any other corporate Trustee is ever appointed to serve hereunder, any such corporate Trustee shall have the following specific powers as to trust property and may exercise the same in its sole and absolute discretion without court order or approval:

        (1) To engage any corporation, partnership or other entity affiliated with the corporate Trustee (an "Affiliated Entity") to render services to any trust hereunder, including, without limitation:

           (a) To manage or advise on the investments of such trust on a discretionary or nondiscretionary basis.

           (b) To act as a broker or dealer to execute transactions, including the purchase of any securities currently distributed, underwritten or issued by an Affiliated Entity, at standard commission rates, markups or concessions and to provide other management or investment services with respect to such trust, including the custody of assets and to pay for any such services from trust property, without reduction for any compensation paid to the corporate Trustee for its services as Trustee.

        (2) To invest in mutual funds offered by an Affiliated Entity or to which an Affiliated Entity may render services and from which an Affiliated Entity receives compensation.

        (3) To cause or permit all or any part of any trust hereunder to be held, maintained or managed in any jurisdiction and to hold any trust property in the name of its nominee or a nominee of any Affiliated Entity.

     (B) Merrill Lynch Trust Company, FSB and any successor corporate Trustee shall not be deemed to have accepted title to, and shall not act or be obligated to act in any way as a fiduciary with respect to any real property, including any real property owned or operated by a sole proprietorship, general or limited partnership, limited liability company, or closely held corporation or any interest in any such business enterprise, which is or may become an asset of



                                      -6-
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the trust until (i) an appropriate environmental audit is performed at the expense of the trust to determine that conditions at such real property or operations conducted by such business enterprise are in compliance with state and federal environmental laws and regulations affecting such real property or such business enterprise and (ii) Merrill Lynch Trust Company, FSB or any successor corporate Trustee has accepted such property as an asset of the trust by a separate writing delivered to the individual Trustee.

     (C) I understand and acknowledge that an Affiliated Entity of Merrill Lynch Trust Company, FSB may act as agent for the Trustees while also acting as agent for mutual funds offered by an Affiliated Entity or to which an Affiliated Entity may render services ("MLAM mutual funds") or for the MLAM mutual funds' principal underwriter or distributor. I further understand and acknowledge that such transactions may be considered "agency cross" transactions which would typically involve potential conflicts of interest, and in which the agent would ordinarily receive commissions on both sides of such transactions. However, I understand that when Merrill Lynch Trust Company, FSB invests in MLAM mutual funds, all funds shares are purchased at net asset value and are not subject to the imposition of any front-end or contingent deferred sales charges, although money market funds may have annual Rule 12b-1 fees. I consent to the agency cross transactions described above and understand that such consent is revocable. After I cease to be a Trustee, the individual Trustees shall have the power to revoke this consent. I understand that if consent is revoked, Merrill Lynch Trust Company, FSB may resign as Trustee.

                    V. INDEMNIFICATION OF SUCCESSOR TRUSTEES

     I agree to indemnify and hold harmless the successor Trustees and the Affiliated Entities from and against any and all claims, demands, losses, liabilities, damages and expenses which may be sustained at any time because of any act or omission, including acts or omissions of ordinary negligence, occurring before the date the trust property was received by such Trustees. Any successor Trustee is expressly relieved of any duty or responsibility to audit or review the


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

actions or accounts of its predecessor and, further, is relieved from any liability for the acts or omissions of its predecessor, known or unknown.

                    VI. SPECIAL FIDUCIARY POWERS RELATING TO
                           CERTAIN BUSINESS INTERESTS

     I anticipate that a portion of certain interests that I now own or may hereafter acquire: (i) in any limited or general partnerships, (ii) in any limited liability companies or partnerships or (iii) in certain corporations with which I have been closely affiliated or which are not publicly traded (hereinafter collectively referred to as "companies") will be held by the Trustees hereunder. In particular, I anticipate that the Trustees will hold an interest in WorldGate Communications, Inc. Accordingly, the Trustees shall have and may exercise the following powers and be entitled to the following immunities, with respect to any such interest, in addition to those granted elsewhere herein or by law:

     (A) The Trustees shall not be required to look beyond any financial statements or reports submitted to them by such companies or their accountants and may accept such statements as final and conclusive.

     (B) The Trustees shall not be required to make any further contribution or investment to any such company so as to retain the present interest received by them, but if such a call shall be made, they may, without any liability, accept a reduced interest, or, in their discretion, may make such further contribution or investment if the Trustees deem it to be a prudent investment of trust funds.

     (C) So long as any interest in any such company may be retained as part of any trust fund hereunder, no Trustee at any time acting hereunder shall be held liable for any loss resulting from any such investments or for any action taken or omitted in keeping with my general authorization as expressed in this Section, provided only that the Trustee shall not be guilty of gross negligence or willful misconduct.

     (D) The Trustees may abandon any such investment which the Trustees shall deem no longer suitable as a trust investment, and may effectuate such abandonment by assignment of the property to the income beneficiaries or remaindermen (and if there is more



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

than one, in such shares and proportions as the Trustees shall consider appropriate, keeping in mind the general scheme of distribution of this Deed).

     (E) No Trustee shall be disqualified by reason of being a partner, director or officer of such company or from participating on behalf of any trust hereunder in any dealings herein authorized to be carried on. (F) The Trustees shall not be governed by any rules concerning the length of time any such investment may be held, or, by rules regarding retaining hazardous or questionable investments, by reason of any personal interest in any such company.

     (G) The Trustees may initiate or participate in or oppose any merger, consolidation, reorganization or capitalization of any such company, or consent to the sale by any such company of all or any part of its assets, and in that connection, the Trustees may make any required payments, charging the same to income or principal, as the Trustees may see fit, and the Trustees may exchange or convert any of the securities of such company or of any merged, consolidated, reorganized or recapitalized company, and join with other stockholders of such company and participate with them in a voting trust for such period and upon such terms as the Trustees may deem advisable for the best interest of any trust hereunder.

     (H) The Trustees may take part in the management of the business of such company and of any subsidiary or allied company in which the company owns a controlling stock interest, and the Trustees may select and vote for directors and officers of such company, giving proxies, discretionary or otherwise for such purpose, and any of the Trustees (or any employee or officer of a corporate Trustee) may act as a director or officer of any or all such companies, and any such Trustee (or any such employee or officer), may receive from any or all such companies reasonable compensation for services performed in such capacities in addition to the compensation allowed by law for services rendered as a Trustee hereunder.

     (I) If the corporate Trustee gives written notice to the individual Trustees that it is unable or unwilling to act as Trustee with respect to the trust's interests in one or more companies, the individual Trustees shall serve as sole Trustees with respect to such assets and title shall not be held in the name of the corporate Trustee. With respect to the trust's interests in such companies, all the powers of the Trustees shall be exercised solely by the individual


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Trustees and the corporate Trustee shall not be responsible or liable for overseeing actions of the individual Trustees. The corporate Trustee shall be absolved from all liability arising out of the exercise or non-exercise of the powers granted in this Deed of Trust to the individual Trustees with respect to the companies. The net income and the proceeds of sale of the interests in the companies shall be administered by all of the Trustees under the other provisions of this Deed of Trust.

     (J) Notwithstanding any other provision herein, under no circumstances shall I have the power to vote any shares in a corporation that is a "controlled corporation" as to me within the meaning of section 2036(b) of the Internal Revenue Code.

                                VII. DEATH TAXES

     If any portion or all of the trust hereunder is included in my gross estate for federal estate tax purposes, any increase in the federal and state death taxes imposed at my death because of such inclusion shall be paid from that portion of the principal of the trust hereunder that is so included. If any part or all of any other trust with a clause substantially similar to that contained in this Section is includible in my gross estate for federal estate tax purposes, it is my intention that the aggregate amount by which such taxes shall be increased as a result of the inclusion of all such trusts (or parts of trusts) shall be apportioned among such trusts (or parts of trusts) in proportion to the relative amounts so included.

                          VIII. MISCELLANEOUS MATTERS

     (A) SITUS AND GOVERNING LAW. The initial situs of the trust hereunder shall be in the Commonwealth of Pennsylvania; the Trustees may, however, at any time and from time to time transfer the situs of the trust to any other jurisdiction that the Trustees may deem appropriate. Pennsylvania law shall govern the administration of the trust hereunder and the interpretation of this Deed. However, to the extent that such laws, as they apply to the annuity amount payable under Section I, conflict with the requirements of ss.2702 of the Internal Revenue

Code, the applicable Treasury Regulations thereunder or any other existing or hereafter promulgated legislative or administrative requirement for qualification as a "qualified interest" under ss.2702(b) of the Code, such requirements shall govern.

     (B) INCOME TAXES. I understand that under the Internal Revenue Code I may be treated, for income tax purposes only, as the owner of the property in the trust hereunder. To the extent not inconsistent with the provisions of Section I and paragraph (A) of this Section, I direct that I shall not be entitled to reimbursement for any such taxes, but the Independent Trustee shall have the discretion to reimburse me for such taxes.

     (C) COURT ACCOUNTINGS. If a court accounting of the administration of any trust hereunder ever becomes necessary, I request that the auditing judge dispense, to the maximum extent permitted by law (whether under the doctrine of virtual representation or otherwise), with the appointment of any guardian or trustee ad litem.

                            IX. WAIVER OF ACCOUNTING
                      AND JUDICIAL REVIEW OF ADMINISTRATION

     It is my preference that there be no judicial review of the administration of any trust hereunder. Accordingly, I direct that the administration of any trust hereunder, or any matter relating thereto, may be approved and an accounting or judicial review thereof waived by the written agreement of the Trustees and the then living sui juris adult beneficiaries of the trust. If the administration of a trust hereunder is approved or if an accounting or judicial review is waived by agreement, such approval and waiver shall be binding as to all matters covered by such agreement upon all persons or organizations then or thereafter claiming any interest whatsoever in the income or principal of the trust.

                    X. DEFINITIONS AND RULES OF CONSTRUCTION

     In the construction of this Deed:

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

          (A) TRUSTEES. The term "Trustees" includes the original Trustees named herein and any additional, surviving, succeeding or substituted Trustee or Trustees, however appointed.

          (B) CODE REFERENCES. References to the Internal Revenue Code or any specific section thereof are to the Internal Revenue Code of 1986, as amended, but include reference to corresponding or similar provisions in any subsequent revision of the revenue laws of the United States. All tax-related terms used in this Deed shall have the same meaning as in the Internal Revenue Code and in any valid regulations and rulings of the United States Department of the Treasury.

          (C) INDEPENDENT. An "independent" Trustee is one who has no interest, vested or contingent, in the income or principal of the Trust concerned and who is not the spouse, parent or descendant of a person with such an interest. Notwithstanding the foregoing, future interests with an aggregate actuarial value, as determined under the Estate Tax provisions of the Internal Revenue Code, of less than 2% of the value of the Trust shall not disqualify a Trustee from being Independent.

          XI. IRREVOCABILITY; RETAINED POWERS; LIMITED POWER TO AMEND

     (A) I hereby declare that this Deed and the trusts created hereunder shall be irrevocable and not subject to modification except as provided in this Section.

     (B) Notwithstanding anything in this Deed to the contrary, I retain the following rights and powers in a non-fiduciary capacity:

          (1) BORROWING. At any time or from time to time I may borrow any portion of the trust property. If I do so, the independent Trustee shall determine the rate of interest to be charged, which rate shall not be less than a reasonable market rate of interest at the time the loan is made, and shall determine whether or not the loan should be secured. I may at any time release this power with respect to any such trust. Any release under this Section shall be irrevocable and shall be made by an instrument in writing signed by me and delivered to each Trustee of the trust with respect to which the release applies.

          (2) REACQUISITION OF TRUST ASSETS. At any time or from time to time I may acquire or reacquire any portion of the trust property by substituting other property of an equivalent value, valued on the date of substitution. Notwithstanding any other provision of this Deed, I may exercise this power without the consent of the


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

     independent Trustee. Although this power is exercisable by me in a non-fiduciary capacity without the consent of the independent Trustee, if the independent Trustee believes that the property that I seek to substitute for trust property is not in fact property of equivalent value, he shall seek a determination by a court of competent jurisdiction to ensure that the equivalent value requirement of this provision is satisfied. I may at any time release this power with respect to any trust. Any release under this Section shall be irrevocable and shall be made by an instrument in writing signed by me and delivered to each Trustee of the trust with respect to which the release applies.

     (C) Notwithstanding anything in this Deed to the contrary, the independent Trustee shall have the power to amend this trust in any manner that such Trustee deems necessary solely to ensure that the annuity amount payable under Section I is a "qualified interest" under ss.2702(b) of the Internal Revenue Code, the applicable Treasury Regulations thereunder or any other existing or hereafter promulgated legislative or administrative requirement for qualification as such.

Executed on            , 2000.

                                         /s/ HAL KRISBERGH
                                         ------------------ --------------------
                                             HAL KRISBERGH, Settlor and Trustee



Accepted by the other Trustee:


Date: December 12, 2000                  /s/ HENRY MISCHEL
                                         ---------------------------------------
                                             HENRY MISHEL, Trustee




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



STATE OF PENNSYLVANIA                       :
                                            :  ss
COUNTY OF                                   :


     ON THE day of , 2000, before me the subscriber, a Notary Public in and for the Commonwealth and County aforesaid, personally appeared HAL KRISBERGH and in due form of law acknowledged the foregoing Deed of Trust to be his act and deed and desired the same to be recorded as such.

     WITNESS my hand and notarial seal the day and year aforesaid.


                                                 /s/
                                                 ---------------------------
                                                         Notary Public

                                                 My Commission Expires:



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                                  SCHEDULE "A":
                       PROPERTY REFERRED TO IN THE ANNEXED
                   IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST
                             Dated           , 2000
                                      From
                             HAL KRISBERGH, Settlor
                                       To
                    HAL KRISBERGH and HENRY MISHEL, Trustees




                                $10.00       Cash



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